                                                             Exhibit No. EX-99.1

May be deemed member of group.  Susan Y. Kim (a) is the Trustee and  beneficiary of the Susan Y. Kim Trust dated  12/31/87;  and (b)  Co-Trustee of the following trusts - the Trust of Susan Y. Kim dated  4/16/98 for the  benefit of  Alexandra
Panichello,  the  Trust of  Susan  Y.  Kim  dated  4/16/98  for the  benefit  of
Jacqueline  Panichello,  the Trust of Susan Y. Kim dated 4/16/98 for the benefit of Dylan Panichello, the Irrevocable Deed of Trust of James J. Kim for Alexandra
Kim  Panichello  -  12/24/92,  the  Irrevocable  Deed of Trust of James  Kim for
Jacqueline  Mary  Panichello  - 10/3/94,  the Dylan  James  Panichello  Trust of
10/15/01 (Irrevocable), the Allyson Lee Kim Trust of 10/15/01 (Irrevocable), the
Irrevocable  Deed of Trust  of  James J.  Kim,  Settlor  F/B/O  Jason  Lee Kim -
11/17/03  and the  John T. Kim  Trust  dated  10/27/04  for the  benefit  of his children (Irrevocable).

The trust agreement for each of the trusts dated 12/31/87  reported in this Form
4 authorizes the trustees of the trust to vote the shares of common stock of the issuer held by them, in their discretion, in concert with James J. Kim's family.
The  trustees  of the other  trusts  reported  in this Form 4 are members of the
James J. Kim  family.  James J. Kim and Agnes C. Kim are the parents of Susan Y.
Kim,  David D. Kim and John T. Kim and Susan Y. Kim is the  parent of  Alexandra
Panichello,  Jacqueline  Panichello  and  Dylan  Panichello.  John T. Kim is the
parent  of  Allyson  Lee Kim and Jason Lee Kim.  Each of the  reporting  persons states  that the filing of this Form 4 report  shall not be deemed an  admission that the reporting  person is the beneficial  owner of the reported  securities, for purposes of Section 16 of the  Securities  Exchange Act of 1934, as amended, or for any other purpose.